Exhibit 99.1

Wynn Resorts, Limited Announces Preliminary Second Quarter Results

LAS VEGAS, July 10, 2008 (BUSINESS WIRE) — Wynn Resorts, Limited (Nasdaq: WYNN) announced preliminary expectations of its financial results for the quarter ended June 30, 2008. The results in this release are preliminary and subject to the completion of the final financial statements, including the review of those financial statements by the Company’s internal and independent accounting professionals and the Company's audit committee.

Wynn Las Vegas

On a GAAP basis, operating income for our Las Vegas property for the second quarter of 2008 is expected to be in the range of $18 million to $22 million, compared to $63.4 million in the 2007 period. Adjusted property EBITDA (1) is expected to be between $80 million and $84 million for the second quarter of 2008, compared to $115.3 million for the second quarter of 2007. The EBITDA decline is partially attributable to a 20.4% hold percentage in the quarter, which is below the 24.2% reported in the 2007 period and lower than the property’s normal range of 21 to 24%.

During the quarter, table games drop decreased 12.1% from the comparable period in 2007 to $493.6 million. Slot machine handle of $852.6 million was 12.7% below the comparable period of 2007.

Wynn Las Vegas achieved an Average Daily Rate (ADR) of $302 for the quarter, compared to $311 in the second quarter of 2007. The property’s occupancy was 96.5%, compared to 97.0% during the prior year period, generating revenue per available room (REVPAR) of $292 in the 2008 period (3.0% below the second quarter of 2007).

Wynn Macau

On a GAAP basis, operating income for Wynn Macau for the second quarter of 2008 is expected to be in the range of $100 million to $106 million, compared to $53.2 million in the 2007 period. Adjusted property EBITDA is expected to be in the range of $152 million to $158 million in the second quarter of 2008, compared to $92.7 million for the second quarter of 2007.

Table games turnover in the VIP segment increased 74.9% to $16.3 billion for the period, compared to $9.3 billion for the second quarter of 2007. VIP table games win as a percentage of turnover (calculated before discounts and commissions) was 2.96%, within the expected range of 2.7% to 3.0% and lower than the 3.3% in the comparable period of 2007.

Table games drop in the mass market category was approximately $626.9 million during the period, a 24.7% increase from $502.7 million in the second quarter of 2007. Mass market table games win percentage (calculated before discounts) of 18.9% was within the property’s range of 18% to 20% and was higher than the 18.4% in the second quarter of 2007.

This information is preliminary and does not include earnings per share.  The Company is finalizing, among other things, tax provisions for the second quarter.  This release of preliminary results is made in connection with the Company’s continuing activity under its equity repurchase program.  The Company will release final second quarter results and hold a conference call to discuss its results on July 24, 2008 at 1:30 p.m. PT (4:30 p.m. ET).  Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. Wynn Resorts owns and operates Wynn Las Vegas (http://www.wynnlasvegas.com) and Wynn Macau (http://www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 74,000 square feet of retail space. Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People's Republic of China and currently features 600 deluxe hotel rooms and suites; approximately 205,000 square foot casino; casual and fine dining in five restaurants; approximately 46,000 square feet of retail space; a health club, pool and spa, along with lounges and meeting facilities.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s brief operating history, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income, cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

CONTACT: Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com
SOURCE: Wynn Resorts, Limited